Exhibit 99.2

Condensed Consolidated Financial Statements for the Three and Nine Month Periods Ended September 30, 2009

PART I – FINANCIAL INFORMATION

Item 1.  Financial Statements.

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of dollars, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Net revenues	$9,803	$10,401	$29,361	$31,251
Cost of sales	6,262	7,096	18,890	20,777

Gross profit	3,541	3,305	10,471	10,474

Marketing, administration and research costs	2,116	2,151	6,247	6,544
Asset impairment and exit costs	–	123	(26)	306
Losses on divestitures, net	–	1	17	93
Amortization of intangibles	6	7	15	18

Operating income	1,419	1,023	4,218	3,513

Interest and other expense, net	323	298	915	934

Earnings from continuing operations before income taxes	1,096	725	3,303	2,579

Provision for income taxes	270	205	986	834

Earnings from continuing operations	826	520	2,317	1,745

Earnings and gain from discontinued operations, net of income taxes (Note 2)	–	845	–	968

Net earnings	826	1,365	2,317	2,713

Noncontrolling interest	2	3	6	7

Net earnings attributable to Kraft Foods	$824	$1,362	$2,311	$2,706

Per share data:
Basic earnings per share attributable to Kraft Foods:
Continuing operations	$0.56	$0.34	$1.56	$1.15
Discontinued operations	–	0.57	–	0.63

Net earnings attributable to Kraft Foods	$0.56	$0.91	$1.56	$1.78

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$0.55	$0.34	$1.56	$1.14
Discontinued operations	–	0.57	–	0.63

Net earnings attributable to Kraft Foods	$0.55	$0.91	$1.56	$1.77

Dividends declared	$0.29	$0.29	$0.87	$0.83

See notes to condensed consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of dollars)

(Unaudited)

	September 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$2,996	$1,244
Receivables (less allowances of $137 in 2009 and $129 in 2008)	4,720	4,704
Inventories, net	4,073	3,881
Deferred income taxes	654	804
Other current assets	575	828

Total current assets	13,018	11,461

Property, plant and equipment, net	10,409	9,917
Goodwill	28,617	27,581
Intangible assets, net	13,319	12,926
Prepaid pension assets	122	56
Other assets	1,184	1,232

TOTAL ASSETS	$66,669	$63,173

LIABILITIES
Short-term borrowings	$1,359	$897
Current portion of long-term debt	1,258	765
Accounts payable	3,264	3,373
Accrued marketing	1,967	1,803
Accrued employment costs	1,020	951
Other current liabilities	3,188	3,255

Total current liabilities	12,056	11,044

Long-term debt	18,108	18,589
Deferred income taxes	4,314	4,064
Accrued pension costs	2,204	2,367
Accrued postretirement health care costs	2,682	2,678
Other liabilities	2,094	2,075

TOTAL LIABILITIES	41,458	40,817

Contingencies (Note 11)

EQUITY
Common Stock, no par value (1,735,000,000 shares issued in 2009 and 2008)	–	–
Additional paid-in capital	23,570	23,563
Retained earnings	14,394	13,440
Accumulated other comprehensive losses	(4,355)	(5,994)
Treasury stock, at cost	(8,484)	(8,714)

Total Kraft Foods Shareholders’ Equity	25,125	22,295
Noncontrolling interest	86	61

TOTAL EQUITY	25,211	22,356

TOTAL LIABILITIES AND EQUITY	$66,669	$63,173

See notes to condensed consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Equity

(in millions of dollars, except per share data)

(Unaudited)

	Kraft Foods Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Earnings / (Losses)	Treasury Stock	Noncontrolling Interest	Total Equity

Balances at January 1, 2008	$–	$23,445	$12,321	$(1,835)	$(6,524)	$38	$27,445
Comprehensive earnings / (losses):
Net earnings	–	–	2,884	–	–	9	2,893
Other comprehensive losses, net of income taxes	–	–	–	(4,159)	–	(9)	(4,168)

Total comprehensive losses *						–	(1,275)

Adoption of new benefit plan guidance	–	–	(8)	–	–	–	(8)
Exercise of stock options and issuance of other stock awards	–	118	(81)	–	231	–	268
Cash dividends declared ($1.12 per share)	–	–	(1,676)	–	–	–	(1,676)
Acquisitions of noncontrolling interest and other activities	–	–	–	–	–	23	23
Common Stock repurchased	–	–	–	–	(777)	–	(777)
Common Stock tendered	–	–	–	–	(1,644)	–	(1,644)

Balances at December 31, 2008	$–	$23,563	$13,440	$(5,994)	$(8,714)	$61	$22,356
Comprehensive earnings / (losses):
Net earnings	–	–	2,311	–	–	6	2,317
Other comprehensive earnings, net of income taxes	–	–	–	1,639	–	25	1,664

Total comprehensive earnings *						31	3,981

Exercise of stock options and issuance of other stock awards	–	8	(71)	–	230	–	167
Cash dividends declared ($0.87 per share)	–	–	(1,286)	–	–	–	(1,286)
Dividends paid on noncontrolling interest and other activities	–	(1)	–	–	–	(6)	(7)

Balances at September 30, 2009	$–	$23,570	$14,394	$(4,355)	$(8,484)	$86	$25,211

*	Total comprehensive earnings / (losses) were $1,197 million for the quarter ended and $3,981 million for the nine months ended September 30, 2009, as compared to $531 million for the quarter ended and $2,543 million for the nine months ended September 30, 2008. Comprehensive earnings / (losses) attributable to Kraft Foods were $1,192 million for the quarter ended and $3,950 million for the nine months ended September 30, 2009, as compared to $531 million for the quarter ended and $2,536 million for the nine months ended September 30, 2008.

See notes to condensed consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2009	2008

CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$2,317	$2,713
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	659	752
Stock-based compensation expense	123	135
Deferred income tax provision / (benefit)	127	(77)
Losses on divestitures, net	17	93
Gain on discontinued operations (Note 2)	–	(849)
Asset impairment and exit costs, net of cash paid	9	167
Other non-cash expense, net	189	75
Change in assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables, net	410	373
Inventories, net	(27)	(814)
Accounts payable	(351)	(216)
Other current assets	233	(134)
Other current liabilities	(363)	283
Change in pension and postretirement assets and liabilities, net	(74)	28

Net cash provided by operating activities	3,269	2,529

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(749)	(901)
Acquisitions, net of cash received	–	(99)
Proceeds from divestitures	6	38
Other	43	38

Net cash used in investing activities	(700)	(924)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Net issuance / (repayment) of short-term borrowings	461	(5,834)
Long-term debt proceeds	2	6,477
Long-term debt repaid	(215)	(65)
Repurchase of Common Stock	–	(777)
Dividends paid	(1,284)	(1,236)
Other	75	32

Net cash used in financing activities	(961)	(1,403)

Effect of exchange rate changes on cash and cash equivalents	144	(32)

Cash and cash equivalents:
Increase	1,752	170
Balance at beginning of period	1,244	567

Balance at end of period	$2,996	$737

See notes to condensed consolidated financial statements.

Kraft Foods Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1.  Summary of Significant Accounting Policies:

Basis of Presentation:

Our interim condensed consolidated financial statements are unaudited. We prepared the condensed consolidated financial statements following SEC rules for interim reporting. As permitted under those rules, we have condensed or omitted a number of footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of America. It is management’s opinion that these financial statements include all normal and recurring adjustments necessary for a fair presentation of our financial position and operating results. Net revenues and net earnings for any interim period are not necessarily indicative of future or annual results.

You should read these statements in conjunction with our revised consolidated financial statements and related notes for the year ended December 31, 2008 in the Form 8-K we filed with the SEC on November 3, 2009.

Inventories:

Effective January 1, 2009, we changed our method of valuing our U.S. inventories to the average cost method. In prior years, principally all U.S. inventories were valued using the last-in, first-out (“LIFO”) method. With this change, we value all of our inventories using the average cost method. We used the LIFO method to determine the cost of 35% of inventories at December 31, 2008. We believe that the average cost method of accounting for U.S. inventories is preferable and will improve financial reporting by better matching revenues and expenses to current costs, by better aligning our external reporting with our competitors, and by aligning our external reporting with our tax basis of accounting. We revised prior years’ financial statements to conform to the change in accounting policy.

The following line items within the statements of earnings were affected by the change in accounting policy:

	For the Three Months Ended September 30, 2009
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$6,253	$6,262	$(9)
Provision for income taxes	273	270	3
Earnings from continuing operations	832	826	(6)
Net earnings attributable to Kraft Foods	830	824	(6)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$0.56	$0.56	$–
Discontinued operations	–	–	–

Net earnings attributable to Kraft Foods	$0.56	$0.56	$–

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$0.56	$0.55	$(0.01)
Discontinued operations	–	–	–

Net earnings attributable to Kraft Foods	$0.56	$0.55	$(0.01)

	For the Three Months Ended September 30, 2008
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$7,079	$7,096	$(17)
Provision for income taxes	192	205	(13)
Earnings from continuing operations	550	520	(30)
Earnings and gain from discontinued operations, net of income taxes	852	845	(7)
Net earnings attributable to Kraft Foods	1,399	1,362	(37)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$0.37	$0.34	$(0.03)
Discontinued operations	0.57	0.57	–

Net earnings attributable to Kraft Foods	$0.94	$0.91	$(0.03)

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$0.36	$0.34	$(0.02)
Discontinued operations	0.57	0.57	–

Net earnings attributable to Kraft Foods	$0.93	$0.91	$(0.02)

	For the Nine Months Ended September 30, 2009
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions, except per share data)

Cost of sales	$18,826	$18,890	$(64)
Provision for income taxes	1,009	986	23
Earnings from continuing operations	2,358	2,317	(41)
Net earnings attributable to Kraft Foods	2,352	2,311	(41)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.59	$1.56	$(0.03)
Discontinued operations	–	–	–

Net earnings attributable to Kraft Foods	$1.59	$1.56	$(0.03)

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.58	$1.56	$(0.02)
Discontinued operations	–	–	–

Net earnings attributable to Kraft Foods	$1.58	$1.56	$(0.02)

	For the Nine Months Ended September 30, 2008
	As Computed	As Reported under	Favorable /
	under LIFO	Average Cost	(Unfavorable)
	(in millions, except per share data)

Cost of sales	$20,769	$20,777	$(8)
Provision for income taxes	818	834	(16)
Earnings from continuing operations	1,769	1,745	(24)
Earnings and gain from discontinued operations, net of income taxes	975	968	(7)
Net earnings attributable to Kraft Foods	2,737	2,706	(31)

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$1.16	$1.15	$(0.01)
Discontinued operations	0.65	0.63	(0.02)

Net earnings attributable to Kraft Foods	$1.81	$1.78	$(0.03)

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$1.15	$1.14	$(0.01)
Discontinued operations	0.64	0.63	(0.01)

Net earnings attributable to Kraft Foods	$1.79	$1.77	$(0.02)

The following line items within the balance sheets were affected by the change in accounting policy:
	September 30, 2009
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions)

Inventories, net	$3,985	$4,073	$(88)
Deferred income tax asset	688	654	34
Retained earnings	14,340	14,394	54

	December 31, 2008
	As Computed under LIFO	As Reported under Average Cost	Favorable / (Unfavorable)
	(in millions)

Inventories, net	$3,729	$3,881	$(152)
Deferred income tax asset	861	804	57
Retained earnings	13,345	13,440	95

As a result of the accounting change, retained earnings as of January 1, 2008, increased from $12,209 million, as computed using the LIFO method, to $12,321 million using the average cost method.

There was no impact to net cash provided by operating activities as a result of this change in accounting policy.

Excise Taxes:

Effective January 1, 2009, we changed our classification of certain excise taxes to a net presentation within cost of sales. In prior years, excise taxes were classified gross within net revenues and cost of sales. With this change, we report all of our excise and similar taxes using the net presentation method. We made this change to better align our net revenues between various countries and to provide better clarity to net revenues and margins. We revised prior years’ financial statements to conform to this change. As a result, we removed $61 million for the three months and $183 million for the nine months ended September 30, 2008 from net revenues, and netted the amounts within cost of sales. If we had not made this change, during the three months ended September 30, 2009, net revenues of $9,803 million would have been $9,859 million, and cost of sales of $6,262 million would have been $6,318 million; and during the nine months ended September 30, 2009, net revenues of $29,361 million would have been $29,513 million, and cost of sales of $18,890 million would have been $19,042 million. This change did not have a material impact on our net revenues or cost of sales.

Reclassification:

Effective January 1, 2009, we changed our cost assignment methodology for headquarter functional costs across our operating structure. As a result, we reclassified $44 million for the three months and $139 million for the nine months ended September 30, 2008 from marketing, administration and research costs to cost of sales. This change did not have an impact on net earnings.

Financial Instruments:

Interest rate cash flow and fair value hedges – We manage interest rate volatility by modifying the repricing or maturity characteristics of certain liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged fixed-rate liabilities appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by our gains or losses on the derivative instruments that are linked to these hedged liabilities.

We use derivative instruments, including interest rate swaps that have indices related to the pricing of specific liabilities as part of our interest rate risk management strategy. As a matter of policy, we do not use highly leveraged derivative instruments for interest rate risk management. We use interest rate swaps to economically convert a portion of our nonprepayable fixed-rate debt into variable rate debt. Under the interest rate swap contracts, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts, which is calculated based on an agreed-upon notional amount. We also use interest rate swaps to hedge the variability of interest payment cash flows on a portion of our future debt obligations. Substantially all of these derivative instruments are highly effective and qualify for hedge accounting treatment.

For those derivative instruments that are highly effective and qualify for hedge accounting treatment, we either record the impacts in current period earnings or defer the effective portion of unrealized gains and losses as a component of accumulated other comprehensive earnings / (losses), depending on whether the hedging relationship satisfies the criteria for a fair value or cash flow hedge. For fair value hedges, we record both (i) the gains or losses on interest rate swaps and (ii) the corresponding changes in fair value of the hedged long-term debt directly as a component of interest and other expense, net. For cash flow hedges, we recognize the deferred portion as a component of interest and other expense, net when we incur the interest expense. The ineffective portion is directly recorded as a component of interest and other expense, net. For the derivative instruments that we consider economic hedges but do not designate for hedge accounting treatment, we recognize gains and losses directly as a component of interest and other expense, net.

Refer to our revised consolidated financial statements for the year ended December 31, 2008 for information on all other types of financial instruments we use to hedge exposures.

New Accounting Pronouncements:

In September 2006, new guidance was issued on fair value measurements. The guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The effective date of the guidance for items recognized or disclosed at fair value on an annual or more frequently recurring basis was January 1, 2008. The effective date of the guidance for all other nonfinancial assets and liabilities was January 1, 2009. As such, we partially adopted the guidance effective January 1, 2008. The partial adoption of this guidance did not have a material impact on our financial statements. We adopted the remaining provisions effective January 1, 2009. This adoption affects the way that we calculate fair value for our annual impairment review of goodwill and non-amortizable intangible assets, and when conditions exist that require us to calculate the fair value of long-lived assets; however, this adoption did not have a material impact on our financial statements.

In December 2007, new guidance was issued on business combinations. We adopted the guidance effective January 1, 2009. The guidance requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors to understand the nature and financial effect of the business combination. The adoption of this guidance did not have a material impact on our financial statements.

In December 2007, new guidance was also issued on noncontrolling interests in consolidated financial statements. We adopted the guidance effective January 1, 2009. The guidance requires us to classify noncontrolling interests in subsidiaries as a separate component of equity instead of within other liabilities. Additionally, transactions between an entity and noncontrolling interests must be treated as equity transactions. Therefore, they no longer are removed from net income, but rather are accounted for as equity. The adoption of this guidance did not have a material impact on our financial statements.

In March 2008, new guidance was issued on required disclosures for derivative instruments and hedging activities. We adopted the guidance effective January 1, 2009. The guidance requires enhanced disclosures about (i) how and why we use derivative instruments, (ii) how we account for derivative instruments and related hedged items, and (iii) how derivative instruments and related hedged items affect our financial results. The adoption of this guidance did not have an impact on our financial statements.

In June 2008, new guidance was issued to assist in determining whether instruments granted in share-based payment transactions are participating securities. We adopted the guidance effective January 1, 2009. The guidance considers unvested share-based payment awards with the right to receive nonforfeitable dividends or their equivalents participating securities that should be included in the calculation of EPS under the two-class method. Accordingly, our restricted and deferred stock awards are now considered participating units in our calculation of EPS. The adoption of this guidance did not have a material impact on our financial statements.

In December 2008, new guidance was issued on employers’ disclosures for postretirement benefit plan assets, which is effective for fiscal years ending after December 15, 2009. The literature provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. We do not expect our adoption of this guidance to have a material impact on our financial statements.

In May 2009, new guidance was issued on subsequent events that requires management to evaluate subsequent events through the date the financial statements are either issued or available to be issued, depending on the company’s expectation of whether it will widely distribute its financial statements to its shareholders and other financial statement users. Companies are required to disclose the date through which subsequent events have been evaluated. We adopted the guidance effective June 30, 2009.

Note 2.  Divestitures:

Post Cereals Split-off:

On August 4, 2008, we completed the split-off of the Post cereals business into Ralcorp Holdings, Inc., after an exchange with our shareholders. Accordingly, the prior period results of the Post cereals business were reflected as discontinued operations on the condensed consolidated statement of earnings.

Summary results of operations for the Post cereals business for the three and nine months ended September 30, 2008 were as follows:

	For the Three Months Ended September 30, 2008	For the Nine Months Ended September 30, 2008
	(in millions; as revised)

Net revenues	$90	$666

(Loss) / earnings before income taxes	(7)	189
Benefit / (provision) for income taxes	3	(70)
Gain on discontinued operations, net of income taxes	849	849

Earnings and gain from discontinued operations, net of income taxes	$845	$968

During the fourth quarter of 2008, we increased our gain on discontinued operations by $77 million to correct for a deferred tax liability related to the split-off of the Post cereals business. As such, our gain from the split-off of the Post cereal business was $926 million. Refer to our revised consolidated financial statements for the year ended December 31, 2008 for further details of this transaction.

Other Divestitures:

In September 2009, we reached an agreement to divest a snack bars operation in the U.S. The transaction is subject to customary closing conditions, including regulatory approvals, and we expect it to close in the fourth quarter of 2009 at a small gain.

For the nine months ended September 30, 2009, we received $6 million in proceeds and recorded pre-tax losses of $17 million on the divestitures of a juice operation in Brazil and a plant in Spain.

Note 3.  Inventories:

Inventories at September 30, 2009 and December 31, 2008 were:

	September 30, 2009	December 31, 2008
	(in millions; 2008 revised)

Raw materials	$1,587	$1,568
Finished product	2,486	2,313

Inventories, net	$4,073	$3,881

Refer to Note 1, Summary of Significant Accounting Policies, for information on the change in our valuation method for U.S. inventories to the average cost method.

Note 4.  Goodwill and Intangible Assets:

Goodwill by reportable segment was:

	September 30, 2009	December 31, 2008
	(in millions; 2008 revised)

Kraft Foods North America:
U.S. Beverages	$1,290	$1,290
U.S. Cheese	3,000	3,000
U.S. Convenient Meals	1,460	1,460
U.S. Grocery	3,046	3,046
U.S. Snacks	6,965	6,965
Canada & N.A. Foodservice	2,336	2,306
Kraft Foods Europe (1)	6,626	5,893
Kraft Foods Developing Markets	3,894	3,621

Total goodwill	$28,617	$27,581

(1) This segment was formerly known as European Union.

As discussed in Note 14, Segment Reporting, we implemented changes to our operating structure in 2009. As a result of these changes, we aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment and moved $1,534 million of goodwill from Kraft Foods Europe to Kraft Foods Developing Markets as of January 1, 2009. We revised prior period segment results in a consistent manner.

Intangible assets were:

	September 30, 2009	December 31, 2008
	(in millions)

Non-amortizable intangible assets	$13,145	$12,758
Amortizable intangible assets	273	254

	13,418	13,012
Accumulated amortization	(99)	(86)

Intangible assets, net	$13,319	$12,926

Non-amortizable intangible assets consist substantially of brand names purchased through our acquisitions of Nabisco Holdings Corp., the global LU biscuit business of Groupe Danone S.A. and the Spanish and Portuguese operations of United Biscuits. Amortizable intangible assets consist primarily of trademark licenses, customer-related intangibles and non-compete agreements.

The movements in goodwill and intangible assets were:

		Intangible
	Goodwill	Assets, at Cost
	(in millions)

Balance at December 31, 2008	$27,581	$13,012
Changes due to:
Foreign currency	1,036	411
Other	–	(5)

Balance at September 30, 2009	$28,617	$13,418

Amortization expense for intangible assets was $6 million for the three months and $15 million for the nine months ended September 30, 2009. We currently estimate amortization expense for each of the next five years to be approximately $21 million or less.

Note 5.  Restructuring Costs:

2004 – 2008 Restructuring Program:

In 2008, we completed our five-year restructuring program (the “Restructuring Program”). The Restructuring Program’s objectives were to leverage our global scale, realign and lower our cost structure, and optimize capacity. As part of the Restructuring Program, we:

•     incurred $3.0 billion in pre-tax charges reflecting asset disposals, severance and implementation costs;

•     announced the closure of 35 facilities and announced the elimination of approximately 18,800 positions; and

•     will use cash to pay for $2.0 billion of the $3.0 billion in charges.

In the second quarter of 2009, we sold a plant in Spain that we previously announced we would close under our Restructuring Program. Accordingly, we reversed $35 million in Restructuring Program charges, primarily related to severance, and recorded a $17 million loss on the divestiture of the plant in the second quarter of 2009. The reversal of the Restructuring Program costs, which affected the segment operating income of the Kraft Foods Europe segment, was recorded within asset impairment and exit costs. Since the inception of the Restructuring Program, we have paid cash for $1.6 billion of the $2.0 billion in expected cash payments, including $123 million paid in the first nine months of 2009. At September 30, 2009, we had an accrual of $366 million, and we had eliminated approximately 16,500 positions under the Restructuring Program.

Restructuring liability activity for the nine months ended September 30, 2009 was:

	Severance	Other	Total
	(in millions)

Liability balance, January 1, 2009	$444	$45	$489
Reversal of charges	(32)	(3)	(35)
Cash spent	(117)	(6)	(123)
Currency	36	(1)	35

Liability balance, September 30, 2009	$331	$35	$366

Our 2009 activity was related to the aforementioned reversal of $35 million and cash outflows on prior year Restructuring Program charges. Our prior year severance charges included the cost of benefits received by terminated employees. Other prior year costs related primarily to the renegotiation of supplier contract costs, workforce reductions associated with facility closings and the termination of leasing agreements.

Note 6.  Debt:

On September 3, 2009, we redeemed our November 2011, 7% $200 million debenture at par value. Upon redemption, we recorded a loss of $14 million within interest and other expense, net which represented the write-off of the remaining discount.

Note 7.  Accumulated Other Comprehensive Losses:

The components of accumulated other comprehensive earnings / (losses) were:

	Currency		Derivatives
	Translation	Pension and	Accounted for
	Adjustments	Other Benefits	as Hedges	Total
	(in millions)

Balances at December 31, 2008	$(2,399)	$(3,572)	$(23)	$(5,994)
Other comprehensive earnings / (losses), net of income taxes:
Currency translation adjustments	1,598	(116)	–	1,482
Amortization of experience losses and prior service costs	–	96	–	96
Settlement losses	–	50	–	50
Net actuarial loss arising during period	–	(12)	–	(12)
Change in fair value of cash flow hedges	–	–	23	23

Total other comprehensive earnings				1,639

Balances at September 30, 2009	$(801)	$(3,554)	$–	$(4,355)

Note 8.  Stock Plans:

At our annual meeting of shareholders held on May 20, 2009, our shareholders approved the Kraft Foods Inc. Amended and Restated 2005 Performance Incentive Plan. The amended plan includes, among other provisions, a limit on the number of shares that may be granted under the plan, vesting restrictions and a prohibition on stock option repricing. Under the amended plan, we are authorized to issue a maximum of 168.0 million shares of our Common Stock. As of the effective date of the amendment, there were 92.1 million shares available to be granted under the plan, of which no more than 27.5 million shares may be awarded as restricted or deferred stock.

In January 2009, we granted 1.4 million shares of stock in connection with our long-term incentive plan. The market value per share was $27.00 on the date of grant. The unvested shares have no voting rights and do not pay dividends.

In February 2009, as part of our annual incentive program, we issued 4.1 million shares of restricted and deferred stock to eligible U.S. and non-U.S. employees. The market value per restricted or deferred share was $23.64 on the date of grant. Also, as part of our annual incentive program, we granted 16.3 million stock options to eligible U.S. and non-U.S. employees at an exercise price of $23.64.

We also issued 0.2 million off-cycle shares of restricted and deferred stock during the first nine months of 2009. The weighted-average market value per restricted or deferred share was $25.45 on the date of grant. In aggregate, we issued 5.7 million restricted and deferred shares during the first nine months of 2009, including those issued as part of our long-term incentive plan.

During the first nine months of 2009, 5.4 million shares of restricted and deferred stock vested at a market value of $136 million. There were 4.0 million stock options exercised during the first nine months of 2009 with a total intrinsic value of $44 million.

Note 9.  Benefit Plans:

Pension Plans

Components of Net Periodic Pension Cost:

Net periodic pension cost consisted of the following for the three and nine months ended September 30, 2009 and 2008:

	U.S. Plans		Non-U.S. Plans
	For the Three Months Ended September 30,		For the Three Months Ended September 30,
	2009	2008	2009	2008
	(in millions)

Service cost	$36	$37	$15	$23
Interest cost	92	93	54	56
Expected return on plan assets	(122)	(131)	(60)	(73)
Amortization:
Net loss from experience differences	41	21	6	7
Prior service cost	2	2	1	2
Settlement losses	15	20	–	1

Net periodic pension cost	$64	$42	$16	$16

	U.S. Plans		Non-U.S. Plans
	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(in millions)

Service cost	$114	$112	$45	$70
Interest cost	276	279	156	169
Expected return on plan assets	(364)	(394)	(175)	(219)
Amortization:
Net loss from experience differences	120	64	17	22
Prior service cost	5	5	4	6
Settlement losses	81	41	–	1

Net periodic pension cost	$232	$107	$47	$49

The following costs are included within settlement losses above. Severance payments from our cost savings initiatives and retired employees who elected lump-sum payments resulted in settlement losses for our U.S. plans of $15 million for the three months and $81 million for the nine months ended September 30, 2009, and $20 million for the three months and $41 million for the nine months ended September 30, 2008. Our non-U.S. plans also incurred a $1 million curtailment charge in the third quarter of 2008 related to the split-off of the Post cereals business.

Employer Contributions:

We make contributions to our U.S. and non-U.S. pension plans, primarily to the extent that they are tax deductible and do not generate an excise tax liability. During the first nine months of 2009, we contributed $225 million to our U.S. plans (including a $200 million contribution made on May 1, 2009) and $124 million to our non-U.S. plans. Based on current tax law, we plan to make further contributions of approximately $15 million to our U.S. plans and approximately $45 million to our non-U.S. plans during the remainder of 2009. However, our actual contributions may differ due to many factors, including changes in tax and other benefit laws, or significant differences between expected and actual pension asset performance or interest rates.

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the three and nine months ended September 30, 2009 and 2008:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(in millions)

Service cost	$7	$11	$26	$33
Interest cost	43	46	130	137
Amortization:
Net loss from experience differences	11	14	33	42
Prior service credit	(8)	(7)	(24)	(21)

Net postretirement health care costs	$53	$64	$165	$191

Postemployment Benefit Plans
Net postemployment costs consisted of the following for the three and nine months ended September 30, 2009 and 2008:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(in millions)

Service cost	$2	$1	$6	$3
Interest cost	3	2	6	5
Amortization of net (gains) / losses	(1)	–	2	(1)
Other (credits) / costs	–	22	(7)	145

Net postemployment costs	$4	$25	$7	$152

The following costs are included within other (credits) / costs above. We incurred severance charges of $25 million during the second quarter of 2009 related to our Kraft Foods Europe Reorganization. We also reversed $32 million in severance charges in the second quarter of 2009 related to our Restructuring Program as we sold a plant in Spain that we previously announced we would close under the program. Additionally, the postemployment cost of workforce reduction initiatives announced under the Restructuring Program was $22 million during the three months and $145 million during the nine months ended September 30, 2008.

Note 10.  Financial Instruments:

Fair Value of Derivative Instruments:

The fair values of derivative instruments recorded in the condensed consolidated balance sheet as of September 30, 2009 were:

	September 30, 2009
	Asset Derivatives	Liability Derivatives
	(in millions)
Derivatives designated as hedging instruments:
Foreign exchange contracts	$7	$239
Commodity contracts	12	64
Interest rate contracts	29	–

	$48	$303

Derivatives not designated as hedging instruments:
Foreign exchange contracts	$1	$4
Commodity contracts	83	134

	$84	$138

Total fair value	$132	$441

We include the fair value of our asset derivatives within other current assets and the fair value of our liability derivatives within other current liabilities.

The fair values (asset / (liability)) of our derivative instruments at September 30, 2009 were determined using:

	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)

Foreign exchange contracts	$(235)	$–	$(235)	$–
Commodity contracts	(103)	(106)	3	–
Interest rate contracts	29	–	29	–

Total derivatives	$(309)	$(106)	$(203)	$–

Cash Flow Hedges: Cash flow hedges affected accumulated other comprehensive earnings / (losses), net of income taxes, as follows:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(in millions)

Accumulated gain / (loss) at beginning of period	$29	$48	$(23)	$27
Transfer of realized (gains) / losses in fair value to earnings	(2)	(2)	87	(4)
Unrealized loss in fair value	(27)	(30)	(64)	(7)

Accumulated gain at September 30	$–	$16	$–	$16

The effect of cash flow hedges for the three and nine months ended September 30, 2009 was:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2009		September 30, 2009
	Gain / (Loss) Recognized in OCI	(Gain) / Loss Reclassified from AOCI into Earnings	Gain / (Loss) Recognized in OCI	(Gain) / Loss Reclassified from AOCI into Earnings
	(in millions)

Foreign exchange contracts – intercompany loans	$4	$–	$5	$–
Foreign exchange contracts – forecasted transactions	(13)	(11)	(36)	(39)
Commodity contracts	(11)	9	(47)	126
Interest rate contracts	(7)	–	14	–

Total	$(27)	$(2)	$(64)	$87

	Gain /(Loss) on Ineffectiveness Recognized in Earnings		Gain / (Loss) on Amount Excluded from Effectiveness Testing Recognized in Earnings
	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2009	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2009
	(in millions)

Foreign exchange contracts – intercompany loans	$–	$–	$–	$–
Foreign exchange contracts – forecasted transactions	–	–	–	–
Commodity contracts	–	2	1	1
Interest rate contracts	–	–	–	–

Total	$–	$2	$1	$1

We record (i) the gain or loss reclassified from accumulated other comprehensive earnings / (losses) into earnings, (ii) the gain or loss on ineffectiveness, and (iii) the gain or loss on the amount excluded from effectiveness testing in:

•	cost of sales for commodity contracts;
•	cost of sales or marketing, administration and research costs for foreign exchange contracts related to forecasted transactions, depending on the type of transaction; and
•	interest and other expense, net for interest rate contracts and foreign exchange contracts related to intercompany loans.

We expect to transfer unrealized losses of $35 million (net of taxes) for commodity cash flow hedges and unrealized gains of $3 million (net of taxes) for foreign currency cash flow hedges to earnings during the next 12 months. As of September 30, 2009, we had hedged forecasted:

•	commodity transactions for periods not exceeding the next 15 months;
•	interest rate transactions for periods not exceeding the next 145 months; and
•

foreign currency transactions for periods not exceeding the next 27 months, and excluding intercompany loans, we had hedged forecasted foreign currency transactions for periods not exceeding the next 9 months.

Fair Value Hedges:

The effect of fair value hedges for the three and nine months ended September 30, 2009 was:

	For the Three Months Ended September 30, 2009		For the Nine Months Ended September 30, 2009
	Gain / (Loss) Recognized in Income on Derivatives	Gain / (Loss) Recognized in Income on Borrowings	Gain / (Loss) Recognized in Income on Derivatives	Gain / (Loss) Recognized in Income on Borrowings
	(in millions)

Interest rate contracts	$8	$(8)	$7	$(7)

We include the gain or loss on hedged long-term debt and the offsetting loss or gain on the related interest rate swap in interest and other expense, net.

Hedges of Net Investments in Foreign Operations:
The effect of hedges of net investments in foreign operations for the three and nine months ended September 30, 2009 was:

	Gain / (Loss) Recognized in OCI
	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2009	Location of Gain / (Loss) Recorded in AOCI
	(in millions)

			Currency Translation
Euro notes	$(110)	$(122)	Adjustment

Economic Hedges:
The effect of economic hedges, derivatives that are not designated as hedging instruments, for the three and nine months ended September 30, 2009 was:

	Gain / (Loss) Recognized in Earnings
	For the Three Months Ended September 30, 2009	For the Nine Months Ended September 30, 2009	Location of Gain / (Loss) Recognized in Earnings
	(in millions)
Foreign exchange contracts – intercompany loans and forecasted interest payments	$(4)	$(12)	Interest expense
Foreign exchange contracts – forecasted transactions	(2)	(8)	Cost of sales
Commodity contracts	(7)	9	Cost of sales

Total	$(13)	$(11)

For commodity contracts not designated as hedging instruments, we recognized net losses of approximately $128 million during the three months and net gains of approximately $149 million during the nine months ended September 30, 2008, directly as a component of cost of sales. See our revised consolidated financial statements for the year ended December 31, 2008 for additional information on our purpose for entering into derivatives not designated as hedging instruments and our overall risk management strategies.

Volume:

As of September 30, 2009, we had the following outstanding hedges:

Notional Amount
(in millions)
Foreign exchange contracts – intercompany loans	$2,238
Foreign exchange contracts – forecasted transactions	642
Commodity contracts	1,820
Interest rate contracts	1,150
Net investment hedge – euro notes	4,172

Note 11.  Commitments and Contingencies:

Legal Proceedings:

We are involved, from time to time, in legal proceedings, claims, and governmental inspections or investigations, arising in the ordinary course of our business. While we cannot predict with certainty the results of these matters, we do not expect that the ultimate costs to resolve these matters will have a material effect on our financial results.

Third-Party Guarantees:

We have third-party guarantees primarily covering the long-term obligations of our vendors. As part of those transactions, we guarantee that third parties will make contractual payments or achieve performance measures. At September 30, 2009, the carrying amount of our third-party guarantees on our condensed consolidated balance sheet and the maximum potential payment under these guarantees was $30 million. Substantially all of these guarantees expire at various times through 2018.

Note 12.  Income Taxes:

As of January 1, 2009, our unrecognized tax benefits were $807 million. If we had recognized all of these benefits, the net impact on our income tax provision would have been $612 million. During the nine months ended September 30, 2009, we recognized $173 million of previously unrecognized tax benefits due to an agreement we reached with the IRS on specific matters, settlements with various foreign and state tax authorities, and the expiration of the statute of limitations in various jurisdictions. In addition, unrecognized tax benefits increased $110 million during the nine months ended September 30, 2009 for additions based on current year tax positions, prior year tax positions and adjustments for currency. As a result, our net unrecognized tax benefits decreased $63 million during the nine months ended September 30, 2009. We expect that the amount of unrecognized tax benefits will decrease by $60 million during the next 12 months due to various audit settlements and the expiration of statutes of limitations. We include accrued interest and penalties related to uncertain tax positions in our tax provision. As of January 1, 2009, we had $239 million of accrued interest and penalties. The decrease in accrued interest and penalties during the nine months ended September 30, 2009 was $53 million.

We are regularly examined by various federal, state and foreign tax authorities. The U.S. federal statute of limitations remains open for the year 2000 and onward. Years 2000 through 2003 are currently under examination by the IRS, and during the third quarter of 2009, we reached an agreement with the IRS on specific matters relating to those tax years. We expect the years under audit by the IRS to close during 2010. We are also currently under examination by taxing authorities in various U.S. state and foreign jurisdictions. U.S. state and foreign jurisdictions have statutes of limitations generally ranging from three to five years. Years still open to examination by foreign tax authorities in major jurisdictions include Germany (1999 onward), Brazil (2002 onward), Canada (2003 onward), Spain (2002 onward) and France (2006 onward).

Note 13.  Earnings Per Share:

Basic and diluted EPS were calculated using the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
	(in millions, except per share data; 2008 revised)

Earnings from continuing operations	$826	$520	$2,317	$1,745
Earnings and gain from discontinued operations, net of income taxes	–	845	–	968

Net earnings	826	1,365	2,317	2,713

Noncontrolling interest	2	3	6	7

Net earnings attributable to Kraft Foods	$824	$1,362	$2,311	$2,706

Weighted-average shares for basic EPS	1,479	1,493	1,477	1,516
Plus incremental shares from assumed conversions of stock options and long-term incentive plan shares	8	10	8	11

Weighted-average shares for diluted EPS	1,487	1,503	1,485	1,527

Basic earnings per share attributable to Kraft Foods:
Continuing operations	$0.56	$0.34	$1.56	$1.15
Discontinued operations	–	0.57	–	0.63

Net earnings attributable to Kraft Foods	$0.56	$0.91	$1.56	$1.78

Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$0.55	$0.34	$1.56	$1.14
Discontinued operations	–	0.57	–	0.63

Net earnings attributable to Kraft Foods	$0.55	$0.91	$1.56	$1.77

We exclude antidilutive Kraft Foods stock options from our calculation of weighted-average shares for diluted EPS. We excluded 23.2 million antidilutive options for the three months and 23.3 million antidilutive options for the nine months ended September 30, 2009, and we excluded 0.3 million antidilutive options for the three months and 0.6 million antidilutive options for the nine months ended September 30, 2008.

Note 14.  Segment Reporting:

Effective January 2009, we began implementing changes to our operating structure based on our Organizing For Growth initiative and the Kraft Foods Europe Reorganization. In line with our strategies, we are reorganizing our European operations to function on a pan-European centralized category management and value chain model, and we changed how we work in Europe in two key ways:

•

We transitioned our European Biscuit, Chocolate, Coffee and Cheese categories to fully integrated business units, further strengthening our focus on these core categories. To ensure decisions are made faster and closer to our customers and consumers, each category is fully accountable for its financial results, including marketing, manufacturing and R&D. Category leadership, based in Zurich, Switzerland, reports to the Kraft Foods Europe President. These business units now comprise the Kraft Foods Europe segment.

•

We aligned the reporting of our Central Europe operations into our Kraft Foods Developing Markets segment to help build critical scale in these countries. We operate a country-led model in these markets.

We manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. We manage and report operating results through three commercial units: Kraft Foods North America, Kraft Foods Europe and Kraft Foods Developing Markets. We manage the operations of Kraft Foods North America and Kraft Foods Europe by product category, and we manage the operations of Kraft Foods Developing Markets by geographic location. Our reportable segments are U.S. Beverages, U.S. Cheese, U.S. Convenient Meals, U.S. Grocery, U.S. Snacks, Canada & North America Foodservice, Kraft Foods Europe (formerly known as European Union) and Kraft Foods Developing Markets.

Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which is a component of cost of sales and marketing, administration and research costs), general corporate expenses (which are a component of marketing, administration and research costs) and amortization of intangibles for all periods presented. In 2009, we began excluding certain components of our U.S. pension plan cost from segment operating income because we centrally manage pension plan funding decisions and the determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, we allocate only the service cost component of our U.S. pension plan expense to segment operating income. We exclude the unrealized gains and losses on hedging activities from segment operating income in order to provide better transparency of our segment operating results. Once realized, the gains and losses on hedging activities are recorded within segment operating results. Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measure that management reviews.

Segment data were:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions; 2008 revised)
Net revenues:
Kraft Foods North America:
U.S. Beverages	$754	$743	$2,373	$2,304
U.S. Cheese	824	919	2,605	2,848
U.S. Convenient Meals	1,135	1,081	3,418	3,202
U.S. Grocery	778	802	2,569	2,506
U.S. Snacks	1,232	1,274	3,717	3,736
Canada & N.A. Foodservice	1,055	1,109	2,989	3,279
Kraft Foods Europe	2,070	2,338	6,081	7,239
Kraft Foods Developing Markets	1,955	2,135	5,609	6,137

Net revenues	$9,803	$10,401	$29,361	$31,251

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions; 2008 revised)
Earnings from continuing operations before income taxes:
Operating income:
Segment Operating Income:
Kraft Foods North America:
U.S. Beverages	$133	$83	$443	$363
U.S. Cheese	166	148	463	373
U.S. Convenient Meals	127	79	409	275
U.S. Grocery	258	236	859	781
U.S. Snacks	196	190	530	532
Canada & N.A. Foodservice	156	153	386	391
Kraft Foods Europe	211	115	565	348
Kraft Foods Developing Markets	285	279	745	715
Unrealized gains / (losses) on hedging activities	19	(141)	140	(38)
Certain U.S. pension plan costs	(27)	–	(121)	–
General corporate expenses	(99)	(112)	(186)	(209)
Amortization of intangibles	(6)	(7)	(15)	(18)

Operating income	1,419	1,023	4,218	3,513
Interest and other expense, net	323	298	915	934

Earnings from continuing operations before income taxes	$1,096	$725	$3,303	$2,579

Asset Impairment Charges – In the second quarter of 2009, we recorded a $9 million asset impairment charge to write-off an investment in Norway. The charge was recorded within asset impairment and exit costs within the segment operating income of Kraft Foods Europe.

Unrealized Gains / (Losses) on Hedging Activities – We recognized gains on the change in unrealized hedging positions of $19 million for the three months and $140 million for the nine months ended September 30, 2009, and losses of $141 million for the three months and $38 million for the nine months ended September 30, 2008.

Net revenues by consumer sector, which includes Kraft macaroni and cheese dinners in the Convenient Meals sector and the separation of Canada & N.A. Foodservice, and Kraft Foods Europe and Kraft Foods Developing Markets into sector components, were:

	For the Three Months Ended September 30, 2009
			Kraft Foods
	Kraft Foods	Kraft Foods	Developing
	North America	Europe	Markets	Total
	(in millions)

Snacks	$1,486	$1,077	$1,051	$3,614
Beverages	881	572	518	1,971
Cheese	1,174	244	216	1,634
Grocery	706	96	140	942
Convenient Meals	1,531	81	30	1,642

Total net revenues	$5,778	$2,070	$1,955	$9,803

	For the Three Months Ended September 30, 2008
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions; as revised)

Snacks	$1,525	$1,233	$1,205	$3,963
Beverages	871	629	547	2,047
Cheese	1,298	280	207	1,785
Grocery	748	106	149	1,003
Convenient Meals	1,486	90	27	1,603

Total net revenues	$5,928	$2,338	$2,135	$10,401

	For the Nine Months Ended September 30, 2009
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions)

Snacks	$4,379	$3,213	$3,043	$10,635
Beverages	2,727	1,676	1,476	5,879
Cheese	3,593	706	604	4,903
Grocery	2,408	271	400	3,079
Convenient Meals	4,564	215	86	4,865

Total net revenues	$17,671	$6,081	$5,609	$29,361

	For the Nine Months Ended September 30, 2008
	Kraft Foods North America	Kraft Foods Europe	Kraft Foods Developing Markets	Total
	(in millions; as revised)

Snacks	$4,414	$3,858	$3,466	$11,738
Beverages	2,688	1,943	1,564	6,195
Cheese	3,999	865	614	5,478
Grocery	2,450	307	416	3,173
Convenient Meals	4,324	266	77	4,667

Total net revenues	$17,875	$7,239	$6,137	$31,251

Note 15.  Subsequent Events:

On September 7, 2009, we disclosed that we approached the Board of Cadbury plc (“Cadbury”) with a proposal to combine the two companies. The Board of Cadbury has rejected this proposal. We remain interested in working toward a recommended transaction. We proposed an offer for Cadbury (the “Possible Offer”) of 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share. This valued each Cadbury share at 745 pence (based on the closing price of $28.10 for a Kraft Foods share on September 4, 2009 and an exchange rate of 1.6346 $/£) and valued the entire issued share capital of Cadbury at £10.2 billion (approximately $16.7 billion). The combination would build on Kraft Foods’ position as a global powerhouse in snacks, confectionery and quick meals with a rich portfolio of iconic brands.

The Possible Offer contained several criteria, including our ability to obtain satisfactory financing, that we would maintain an investment-grade credit rating, and the right to change our offer at any time.

Pursuant to the U.K. City Code on Takeovers and Mergers, the U.K. Takeover Panel set a deadline of November 9, 2009 for us to formally make an offer for Cadbury, or walk away.

We evaluated subsequent events through November 3, 2009 and included all accounting and disclosure requirements related to subsequent events in our financial statements.